EXHIBIT 4.101
INTELLECTUAL PROPERTY RIGHTS PLEDGE
dated November 5th, 2009
between
SIG FINANZ AG
as Pledgor
and
THE BANK OF NEW YORK MELLON
acting as Collateral Agent under the First Lien Intercreditor Agreement for itself and for the benefit and for the account of the Secured Parties as Pledgee
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS PLEDGE OF INTELLECTUAL PROPERTY RIGHTS is effective as of the Effective Date (as defined in Clause 2. below) and entered BETWEEN
(1)	SIG Finanz AG, a company limited by shares incorporated under the laws of Switzerland, having its registered office at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and registered in the Commercial Register of the Canton of Schaffhausen with the federal register number CH-290.3.004.147-6 (the “Pledgor”) of the one part; and
(2)	The Bank of New York Mellon acting under the First Lien Intercreditor Agreement (as defined below) as Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined below) (the “Collateral Agent” or the “Pledgee”) on the other part.
RECITALS
(A)	Pursuant to a credit agreement dated on or around the date hereof made between inter alia Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time (the “Credit Agreement”) certain facilities were made available on the terms and conditions thereof.
(B)	Pursuant to a senior secured note indenture dated on or around the date hereof among inter alia the Issuers (as defined below), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time (the “Senior Secured Note Indenture”), certain senior secured notes were issued to certain noteholders on the terms and conditions thereof.
(C)	Pursuant to a first lien intercreditor agreement dated as on or around the date hereof, among The Bank of New York Mellon as Collateral Agent (as defined therein) and as Trustee (as defined in the Senior Secured Note Indenture) and Credit Suisse,

Cayman Islands Branch as Administrative Agent (as defined in the Credit Agreement), as amended, novated, supplemented, restated or modified from time to time (the “First Lien Intercreditor Agreement”), The Bank of New York Mellon was appointed Collateral Agent (as defined therein) with regard to, among other things, the acquisition, holding and enforcement of Liens on Collateral (both as defined in therein).

(D)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined below) pursuant to the relevant provisions of the First Lien Intercreditor Agreement.
(E)	Pursuant to the Principal Finance Documents the parties enter into this Agreement in order to secure the performance of the Secured Obligations (all as defined below).
NOW IT IS AGREED as follows:
1.   DEFINITIONS AND CONSTRUCTION
(a)	In this Agreement, unless the context otherwise requires or unless otherwise defined or provided for in this Agreement, a term defined in the First Lien Intercreditor Agreement shall have the same meaning in this Agreement and in any notice given under this Agreement. In addition, the following words and expressions shall have the respective meanings ascribed to them:
“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.
“Collateral Agent” shall mean The Bank of New York Mellon in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement and its successors and permitted assigns in such capacity.
“Design Rights” means the present design rights, copyrights or any corresponding rights denominated differently under the relevant national law owned by the Pledgor whether recordable or not, whether completed or still pending and all present design applications filed by the Pledgor in any country in the world, whether granted via a national or international procedure or respectively filed via a national or international procedure and all Pledgor’s rights, titles, benefits and interests both present and future to and in these Design Rights, including without limitation any moneys whatsoever payable to or for the account of the Pledgor under any license agreement and all other rights and benefits whatsoever thereby accruing to the Pledgor (including without limitation the right to sue for damages).
“Enforcement Event” means any “Event of Default” under and as defined in the Credit Agreement and/or the Senior Secured Note Indenture, as the context requires, provided that any notice, lapse of time or other condition precedent to the occurrence of such Event of Default in the relevant instrument shall have been satisfied.
“German Aseptic Filler Technologies IP Rights” means those intellectual property rights set forth in Schedule 1, relating to the aseptic filler technologies, owned by the Pledgor and registered in the German IP Rights Registers.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent (as defined below) and the Applicable Representative as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.
“Issuers” shall mean the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.
“IP Rights” means the Designs Rights, Patents and Trade Marks owned by the Pledgor, over which a security interest has to be granted pursuant to the Loan Documents (in particular the Agreed Security Principles) exclusive of the German Aseptic Filler Technologies IP Rights; Schedule 2 sets forth the IP Rights as of the date hereof (for the avoidance of doubts: German Aseptic Filler Technologies IP Rights set forth in Schedule 1, if any, shall not be part of the defined term IP Rights and not be covered by this IP Pledge as defined below).
“IP Rights Registers” means all the national or international public registers in which Designs Rights, Patents and Trade Marks are recorded.
“IP Pledge” or “Agreement” means this intellectual property rights pledge.
“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.

“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other documents designated by the Loan Parties’ Agent and the Applicable Representative as a Loan Document.
“Loan Parties” shall mean the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).
“Material Adverse Effect” shall mean the “Material Adverse Effect” under, and as defined in, the Credit Agreement.
“Parallel Obligations” means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Loan Party to the other Secured Parties (or any of them) under the Loan Documents.
“Patents” means the present patents owned by the Pledgor whether completed or still pending and all present patent applications filed by the Pledgor in any country of the world, whether recordable or not, whether granted via a national, European or PCT procedure, or respectively whether filed via a national, European or PCT procedure and all Pledgor’s rights, titles, benefits and interests both present and future to and in these Patents, including without limitation any moneys whatsoever payable to or for the account of the Pledgor under any license agreement and all other rights and benefits whatsoever thereby accruing to the Pledgor (including without limitation the right to sue for damages).
“Pledge” means the pledge of the IP Rights pursuant to art. 899 et seqq. of the Swiss Civil Code as constituted in this Agreement.
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the Intercreditor Arrangements.
“Recordable IP Rights” means IP Rights which are registered or of which the registration is pending with any IP Rights Registers.

“Relevant Jurisdiction” means those jurisdictions in which the security interests over the IP Rights created hereby have to be registered in accordance with the Loan Documents and in particular with the Agreed Security Principles.
“SchKG” means the Swiss federal statute on debt collection and bankruptcy (“Bundesgesetz über Schuldbetreibung und Konkurs”) dated 11 April 1889, as amended from time to time, carrying the official designation SR 281.1.
“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents including in particular, but not limited to, the Parallel Obligations together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities provided always that the Pledgor (A) shall only be liable under this Agreement or any other Loan Document (including, for the avoidance of doubt, any restructuring of the Pledgor’s rights of set-off and/or subrogation and its duties to subordinate claims) in relation to obligations (other than obligations under the Loan Documents of (y) the Pledgor (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under a Local Facility Agreement (as defined in the Credit Agreement), (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Pledgor is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Pledgor, up to such proceeds and (z) a direct or indirect subsidiary of the Pledgor (the “Pledgor’s Subsidiary”) (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under a Local Facility Agreement (as defined in the Credit Agreement), (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Pledgor’s Subsidiary is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Pledgor’s Subsidiary, up to such proceeds) to the extent such obligations do not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Pledgor and in the maximum amount of its profits available for the distribution of dividends at the point in time the Pledgor’s obligations fall due (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law); (B) pass for such payments shareholder’s resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on a report from the Pledgor’s auditors approving the proposed distribution of dividends); and (C) deduct from such payments Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration:
(i)	pay such deduction to the Swiss Federal Tax Administration; and

(ii)	give evidence to the respective Secured Party beneficiary or Secured Parties beneficiaries (as the same may be) of such deduction in accordance with Section 2.20 of the Credit Agreement (Taxes) and Section 4.15 of the Senior Secured Note Indenture (Withholding Taxes);

(iii)	but if such a deduction is made, not be obliged to gross-up pursuant to Section 2.20 of the Credit Agreement (Taxes) and Section 4.15 of the Senior Secured Note Indenture (Withholding Taxes) to the extent that such gross-up would result in the aggregate amounts paid to the Secured Parties beneficiaries and the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends.
“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement. Each entity or person that becomes a Secured Party after the date of this Agreement shall be a Secured Party under this Agreement.
“Trade Marks” means the present trade and service marks owned by the Pledgor whether recordable or not, whether completed or still pending and all the present trade mark and service mark applications filed by the Pledgor in any country of the world in whatever class of products or services whether granted via a national, international or European procedure or respectively whether filed via a national, international or European procedure and all Pledgor’s rights, titles, benefits and interests both present and future to and in these Trade Marks, including without limitation any moneys whatsoever payable to or for the account of the Pledgor under any license agreement and all other rights and benefits whatsoever thereby accruing to the Pledgor (including without limitation the right to sue for damages).
(b)	Reference to a person in this Agreement includes its successors and assigns including, without limitation, any successor or assignee of the Pledgor by way of merger, amalgamation, novation or otherwise.
2. EFFECTIVE DATE
This Agreement shall be effective as of the date set forth on its front page (the “Effective Date”).
3. PLEDGE
(a)	As continuing security for the payment of the Secured Obligations, and until this Agreement or any IP Rights shall be released in accordance with Clause 15 hereof, the Pledgor as of the Effective Date agrees to pledge and pledges to the Collateral Agent the IP Rights.
(b)	Subject to the Agreed Security Principles, the Pledgor and/or the Collateral Agent shall, in respect of the Recordable IP Rights registered in a Relevant Jurisdiction register this Pledge in the IP Rights Register of the applicable Relevant Jurisdiction, in accordance with the national formalities and requirements to be complied with. The Pledgor shall provide evidence of such registration. Subject to the Agreed Security Principles, the parties shall undertake all reasonably practicable acts and execute all the reasonably necessary documents in order to effect such registration.
(c)	The Pledgor hereby authorizes the Collateral Agent, in each case subject to the Agreed Security Principles, to register the Recordable IP Rights registered in the Relevant Jurisdictions with the relevant IP Rights Registers and to undertake all necessary acts as the Collateral Agent reasonably deems necessary in order to effect such registration.

(d)	The Pledgor acknowledges and agrees that each entity or person that becomes a Secured Party after the date of this Agreement shall be a Secured Party under this Pledge.
4.	PRESERVATION OF SECURITY
(a)	The security constituted by this IP Pledge shall be continuing and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in part (whether in respect of this Pledge, any other security or otherwise).
(b)	Subject to Clause 15, the obligations of the Pledgor hereunder shall not be affected by any act, omission or circumstances which, but for this provision, might operate to release or otherwise exonerate the Pledgor from its obligations hereunder or affect such obligations including without limitation and whether or not known to the Pledgor or to the Pledgee:
(i)	any time, waiver or concession granted to or composition with the Pledgor or any other party to the Loan Documents;

(ii)	the taking, variation, extension, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any terms of the Loan Documents or any rights or remedies against, or securities granted by the Pledgor or any party to the Loan Documents;

(iii)	any irregularity, invalidity or unenforceability of any obligations of the Pledgor or any party to the Loan Documents or any present or future law or order of any government or authority (whether of right or in fact) purporting to reduce or otherwise affect any of such obligations to the intent that the Pledgor’s obligations under this Pledge and this security shall remain in full force and this Pledge shall be construed accordingly as if there were no such irregularity, unenforceability, invalidity, law or order;

(iv)	any legal limitation, disability, incapacity or other circumstances including bankruptcy, insolvency, liquidation, administrative or other receivership relating to the Pledgor or any party to the Loan Documents or any other person or any amendment to or variation of the terms of the Loan Documents or any other document or security.

(c)	Provided an Enforcement Event has occurred and is continuing, the Pledgor waives (i) its right of objection pursuant to Art. 41 SchKG of first requiring the Collateral Agent to enforce and realise the IP Rights subject of this Pledge and (ii) any right it may have of first requiring the Collateral Agent to enforce any guarantee, pledge or other security before enforcing and realising this Pledge.
(d)	This IP Pledge shall be cumulative, independent from, in addition to and shall not in any way be prejudiced by any other pledge or other security or guarantee as of the Effective Date or thereafter held by the Collateral Agent or any other Secured Party with respect to any Secured Obligations.
5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
(a)	The Pledgor hereby warrants and represents to the Collateral Agent that as of the Effective Date with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents:
(i)	the representations and warranties made by the Pledgor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.07 (Title to Properties; Possession Under Leases), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements) and 3.19(d) (Security Documents) of the Credit Agreement, are true and accurate as regards the Pledgor and this Pledge, subject to limitations on representations and warranties in the Principal Finance Documents;

(ii)	the Recordable IP Rights are duly registered or are in the course of being registered with the competent authorities in the relevant IP Rights Registers and are, to the best of the Pledgor’s knowledge, not subject to any opposition, cancellation or nullity proceedings or any other kind of proceedings jeopardizing their existence, grant or validity which could reasonably be expected to have a Material Adverse Effect and that no such proceedings are threatened by any third parties.
(b)	Unless otherwise permitted under the Loan Documents, the Pledgor further undertakes that during the lifetime of this Agreement it shall ensure that the security interest created by or pursuant to this Agreement will at all times be a first ranking pledge pursuant to article 884 et seqq. of the Swiss Civil Code (“CC”), in particular pursuant to articles 893 CC.

(c)	If an Enforcement Event is not continuing, and only to the extent permitted by the Principal Finance Documents, the Pledgor is entitled to freely dispose of, license and otherwise use any rights relating to the IP Rights.
6.	ENFORCEMENT AND APPLICATION OF PROCEEDS
(a)	If an Enforcement Event has occurred and is continuing, the Collateral Agent, acting for itself and for the benefit and for the account of the Secured Parties, shall be entitled, but not obliged, to exercise immediately all the rights and powers conferred to it under or pursuant to this Pledge and in particular, without regard to the provisions of the SchKG, to realize any or all of the IP Rights by private sale (“Private Verwertung”), as, in its sole and absolute discretion is necessary or appropriate to cover the Secured Obligations, without notice to the Pledgor, and to apply the net proceeds in settlement of all the Secured Obligations, including, but not limited to, principal, contractual and penalty interests, commissions, charges and costs in accordance with the terms of the Principal Finance Documents. Any surplus following satisfaction of the Secured Obligations shall be paid by the Collateral Agent to the Pledgor, or to a third party, as directed in writing by the Pledgor, for no consideration.
(b)	If an Enforcement Event has occurred and is continuing, the Collateral Agent shall also be entitled to acquire from the Pledgor all or part of the IP Rights for cash consideration equal to the fair market value of the Pledge Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice in the field of corporate finance, it being understood that the Collateral Agent be entitled to set off the proceeds of such acquisition against the Secured Obligations.
7.	FURTHER ASSURANCE
Subject to the Agreed Security Principles, the Pledgor shall, at its own expense, promptly do (or as the case may be, refrain from doing) all acts and execute all such documents necessary or advisable to comply and to allow for the Company to comply with its obligations under Section 5.12 (Further Assurances) of the Credit Agreement.

8.	WAIVERS, REMEDIES CUMULATIVE
(a)	The rights, powers and remedies provided in this Agreement are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise.
(b)	No failure on the part of the Collateral Agent to exercise, nor any or delay on its part in exercising, any of its respective rights, powers and remedies provided by this Agreement or by law (collectively the “Rights") shall operate as a waiver thereof, nor shall any single or partial waiver of any of the Rights preclude any further or other exercise of that one of the Rights concerned or the exercise of any other of the Rights.
9.	POWER OF ATTORNEY
(a)	The Pledgor by way of security and in order to more fully secure the performance of its obligations hereunder irrevocably appoints the Collateral Agent to be its attorney acting severally, and on its behalf and in its name or otherwise to do all acts and things and to sign, execute, deliver, perfect and do all deeds, instruments, documents, acts and things which are required for carrying out any obligation imposed on the Pledgor by or pursuant to this Agreement for enabling the Collateral Agent to exercise, or delegate the exercise of, its respective powers and authorities conferred on it by or pursuant to this Agreement or by law, in particular in connection with a private realization (“Private Verwertung”) of the Pledged IP Rights provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Pledgor under this Clause if:
(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Pledgor) and being requested to comply.
(b)	The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause 9 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

(c)	The Pledgor ratifies and confirms and agrees to ratify and confirm any and all acts carried out by the Collateral Agent in the proper exercise of the powers conferred on it pursuant to Clause 9 (a) above.

10.	INDEMNITY

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledger shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the IP Rights.

11.	NO LIABILITY

None of the Collateral Agent, its nominee(s) or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the IP Rights or (c) the taking possession or realisation of all or any part of the IP Rights, except to the extent provided in the Principal Finance Documents.

12.	NOTICES

(a)	Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax, hand delivery or mail.

(b)	Without prejudice to any other method of service of notices and communications provided by law, any notice or other communication to be given by one party to another under this Agreement shall (unless one party has by 5 days’ notice to the other party specified another address) be given to that other party, in the case of the Pledgor and the Collateral Agent, at the respective addresses given in section (c) below and shall be effective only when received.

(c)	The addresses are:
(i)	the Pledgor:
SIG Finanz AG
Laufengasse 18
CH-8212 Neuhausen am Rheinfall
Fax: +41 52 674 65 74
Attention: head of legal corporate
with copy to:
Rank Group Limited
Level 9
148 Quay St.
Auckland, 1140
New Zealand
Fax: +64 (0) 9 366 6263
c/o: Helen Golding
(ii)	the Collateral Agent:
The Bank of New York Mellon
101 Barclay Street, 4E
New York, N.Y. 10286
USA
Phn: (212) 298-1528
Fax: (212) 815-5366
Attn: International Corporate Trust
(iii)	the Trustee:
The Bank of New York Mellon
101 Barclay Street, 4E
New York, N.Y. 10286
USA
Phn: (212) 298-1528
Fax: (212) 815-5366
Attn: International Corporate Trust
(iv)	the Administrative Agent:
Credit Suisse,
Agency Manager,
One Madison Avenue,
New York, NY 10010,
USA
Fax : 212-322-2291,
Email: agency.loanops@credit-suisse.com

13.	THE COLLATERAL AGENT

(a)	The parties acknowledge that the Collateral Agent acts in its capacity as Collateral Agent (as defined in the First Lien Intercreditor Agreement). For Swiss Law purposes, the Collateral Agent shall be deemed to act for the benefit and for the account of each of the Secured Parties for the purposes of this Agreement, without any prejudice to the rights and duties laid upon the Collateral Agent under the laws applicable to the Loan Documents.

(b)	The Collateral Agent shall have a full and unfettered right to assign or otherwise transfer the whole or any part of the benefit of this Agreement to any person to whom all or any part of its rights, benefits and obligations under the Loan Documents are assigned or transferred in accordance with the provisions of the Loan Documents. The Collateral Agent shall be entitled to disclose any information concerning this Agreement to any such assignee or successor or any participant or proposed assignee, successor or participant subject to the provisions of the Loan Documents.

14.	SEVERABILITY OF PROVISIONS

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the terms of a jurisdiction, such illegality invalidity or unenforceability shall neither (i) affect or impair the remaining provisions of this Agreement, nor (ii) affect or impair the legality, validity or enforceability of such provisions in any other jurisdiction.

15.	RELEASE

(a)	The security constituted by this Agreement shall be released and cancelled:
(i)	by the Collateral Agent (acting on the instruction of the Applicable Representative) at the request and cost of the Pledgor, (a) upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents, (b) upon the Pledgor ceasing to be a Grantor or (c) upon the Pledgor entering into a separate pledge agreement that comprises the Pledge under this Agreement; or

(ii)	in accordance with, and to the extent required by the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Swiss law).
(b)	Subject to the terms of the Loan Documents, any IP Rights so to be released shall be delivered net of any transfer taxes or other expenses in connection with such release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any IP Rights so released except that such IP Rights are free and clear on the date of the release, of any security arising from the Collateral Agent’s and the Secured Parties’ acts.

16.	AMENDMENTS

To the extent permitted under the Principal Finance Documents, changes and amendments to this Agreement, including this Clause 16, shall be made in writing and signed by all parties thereto.

17.	NON-ASSIGNMENT/DELEGATION

(a)	The rights, interests and obligations of the Pledgor under this Agreement are personal to it. Accordingly, they are not capable of being assigned, transferred or delegated in any manner. The Pledgor undertakes that it shall not at any time assign or transfer, or attempt to assign or transfer, any of its rights, interests or obligations under or in respect of this Agreement to any person.

(b)	Notwithstanding the above and subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Swiss law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.

18.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement shall be governed by and construed in accordance with the laws of Switzerland (without regard to the International Private Law provisions thereof).

(b)	Any and all litigation to which this Agreement may give rise shall be subject to the exclusive jurisdiction of the competent authorities and of the Commercial Court of the Canton of Zurich (“Handelsgericht”) with reservation of the right of appeal to the Swiss Federal Court in Lausanne. The Parties submit hereby to the jurisdiction of said authorities and Courts.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

SIG Finanz AG, by

/s/ Philip West	/s/ Mark Dunkley

The Bank of New York Mellon, by
/s/ Paul Cattermole
Paul Cattermole
Vice President

SCHEDULE 1
List of German Aseptic Filler Technologies IP Rights owned by SIG Finanz AG

SCHEDULE 2
List of IP Rights owned by SIG Finanz AG